EXHIBIT 4.7

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) dated as of October 5, 2004, is between DuPont Photomasks, Inc., a Delaware corporation (the “Company”), and Equiserve Trust Company, N.A. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of January 30, 2001, as amended by Amendment No. 1 to Rights Agreement, dated April 29, 2003 (collectively, the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

NOW THEREFORE, the Rights Agreement is hereby amended as follows:

1.             Amendment of Section 1.

Section 1 of the Rights Agreement is amended by adding thereto subsections (gg) and (hh) which shall read as follows:

“(gg) “Agreement and Plan of Merger” shall mean the Agreement and Plan of Merger, dated as of October 5, 2004, by and among Toppan Printing Co., Ltd., a Japanese corporation (“Parent”), Toppan Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as the same may be amended from time to time.”

“(hh) “Stockholders Agreement” shall mean the Stockholders Voting Agreement, dated as of October 5, 2004, among Parent, E.I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc., as the same may be amended from time to time.”

2.             Amendment of Section 7.

Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word “or” immediately preceding clause (iii) thereof, inserting “,” after the parenthetical (the “Redemption Date”) thereof, deleting the “.” at the end of the paragraph and by adding the following new phrase immediately following clause (iii) thereof:  “or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).”

3.             Addition of New Section 35.

The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35.  Exception For Merger Agreement.  Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, Flip-In Event nor a Stock Acquisition Date shall be deemed to have occurred, none of Parent, Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement, the Stockholders Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholders Agreement in accordance with their respective provisions, including without limitation, the Merger (as defined in the Merger Agreement).”

4.             Effectiveness.

This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.             Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be duly executed as of the date set forth above.

DUPONT PHOTOMASKS, INC.

By:	/s/ James Boeckman
Name: James Boeckman
Title: Executive Vice President – Law and Administration, General Counsel

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Tammie J. Marshall
Name: Tammie J. Marshall
Title: Senior Account Manager